EXHIBIT 99.1

Media Contact: Andy Foster (408) 213-0928 afoster@aemetis.com	Investor Relations: Michael Bayes Liviakis Financial (415) 389-4670	Investor & Analyst Contact: Todd Waltz (408) 213-0925 twaltz@aemetis.com

Aemetis Reports Full-Year and Fourth Quarter 2012 Results

CUPERTINO, Calif. – March 8, 2013 – Aemetis, Inc. (OTCPK: AMTX), an advanced fuels and renewable chemicals company, announced today its preliminary unaudited financial results for the year and fourth quarter ended December 31, 2012.

Financial Results for the Year Ended December 31, 2012

For the year ended December 31, 2012, revenues were $189.0 million, compared to $141.9 million in the same period in 2011.  The revenue increase reflects the commencement of operations at our Keyes plant in April 2011.  For the year ended December 31, 2012, net loss was $9.1 million, compared to $18.3 million during the same period of 2011.

For the year ended December 31, 2012, operating losses were $19.1 million, compared to $4.5 million during the same period of 2011. This operating loss resulted from $197.9 million in cost of goods sold, $0.6 million in research and development expenses and $9.6 million in general and administrative expenses.

The Company also incurred $19.1 million of interest expense, $11.4 million of loss on debt extinguishment and other expense of $0.2 million offset by a gain on bargain purchase of $40.3 million during the year ended December 31, 2012, which resulted in a net loss of $9.1 million.

For the year ended December 31, 2012, net loss attributable to common stockholders was $0.06 per share, an improvement of $0.12 per share compared to a net loss of $0.18 per share during the same period of 2011.

Financial Results for the Three Months Ended December 31, 2012

For the three months ended December 31, 2012, revenues were $47.2 million, compared to $57.3 million in the same period in 2011.  For the three months ended December 31, 2012, net loss was $11.6 million, compared to $2.2 million during the same period of 2011.

For the three months ended December 31, 2012, operating losses were $5.2 million, compared to operating income of $1.8 million during the same period of 2011. The current year operating loss resulted from $49.6 million in cost of goods sold, $0.1 million in research and development expenses and $2.7 million in general and administrative expenses.

The Company also incurred $6.4 million of interest expense which resulted in a net loss of $11.6 million or $0.07 per share.

About Aemetis

Aemetis, Inc. is an advanced fuels and renewable chemicals company headquartered in Cupertino, California.  Aemetis owns and operates a 55 million gallon renewable fuels plant in California; and built, owns and operates a 50 million gallon capacity renewable chemicals and advanced fuels production facility on the east coast of India.  Aemetis operates a research and development laboratory at the Maryland Biotech Center, and holds five granted patents and nine pending patents on its Z-microbe and related technology for the production of renewable fuels and chemicals.  For additional information about Aemetis, please visit www.aemetis.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Aemetis may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol and other industries in which the Company operates, commodity market risks including those that may result from current weather conditions, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, risks associated with the conversion of the Keyes plant to the use of sorghum for ethanol production; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011, and in the Company’s subsequent filings with the SEC. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

(Tables follow)

AEMETIS, INC.
SUMMARIZED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Revenues	$47.2	$57.3	$189.0	$141.9

Cost of goods sold	49.6	53.1	197.9	137.2

Gross profit/(loss)	(2.4)	4.2	(8.9)	4.7

Research and development expenses	0.1	0.1	0.6	0.6
Selling, general and administrative expenses	2.7	2.3	9.6	8.6

Operating income (loss)	(5.2)	1.8	(19.1)	(4.5)

Other income / (expense)
Interest expense	(6.4)	(4.0)	(19.1)	(13.6)
Other income/expense	-	-	29.1	(0.3)
Loss before income taxes	(11.6)	(2.2)	(9.1)	(18.4)

Income taxes	-	-	-	0.1

Net loss	$(11.6)	$(2.2)	$(9.1)	$(18.3)

Loss per common shares Basic and dilutred	$(0.07)	(0.02)	(0.06)	(0.18)

Weighted average shares outstanding Basic and diluted	170,735	130,128	151,024	103,537

AEMETIS, INC.
SUMMARIZED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2012 AND 2011
(unaudited, in millions)

	2012	2011

Assets
Current assets:
Cash and cash equivalents	$0.3	$0.3
Accounts receivable, net	1.7	1.4
Inventories	4.6	4.0
Prepaid and other assets	0.6	1.4
Total current assets	7.2	7.1

Property, plant and equipment, net	83.9	15.5
Goodwill, intangible and other assets	6.1	4.6
Total assets	$97.2	$27.2

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$15.0	$14.3
Current portion of long term debt, notes and working capital	31.7	9.7
Mandatorily redeemable Series B convertible preferred stock	2.4	2.3
Other current liabilities	4.2	3.1
Total current liabilities	53.3	29.4

Long term debt:	38.3	20.0

Stockholders' equity:
Series B convertible preferred stock	0.0	-
Common stock	0.2	0.1
Additional paid-in capital	82.3	45.4
Accumulated deficit	(74.6)	(65.5)
Accumulated other comprehensive income	(2.3)	(2.2)
Total stockholders' equity/(deficit)	5.6	(22.2)

Total liabilities and stockholders' equity	$97.2	$27.2

AEMETIS, INC.
PRODUCTION AND PRICE PERFORMANCE

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011

Ethanol
Gallons Sold (in 000s)	11,429	15,274	53,038	37,389
Average Sales Price/Gallon	$2.56	$2.71	$2.50	$2.89
WDG
Tons Sold (in 000s)	89	109	380	274
Average Sales Price/Ton	$109.74	$79.67	$103.39	$85.37

Biodiesel
Metric Tons Sold (1)	2,003	3,996	4,127	8,638
Average Sales Price/Ton	$927	$956	$1,156	$1,001
Crude Glycerin
Metric Tons Sold (1)	-	-	9	23
Average Sales Price/Ton	$-	$-	$2,171	$643
Refined Glycerin
Metric Tons Sold (1)	743	116	2,318	772
Average Sales Price/Ton	$933	$728	$981	$787
NRPO Stearin
Metric Tons Sold (1)	3,927	-	7,039	588
Average Sales Price/Ton	$1,072	$-	$1,092	$1,024